UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

___________________________________________________________________

Date of report (Date of earliest event reported): January 19, 2007

DEBT RESOLVE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-29525	33-0889197
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

707 Westchester Avenue, Suite L7	10604
White Plains, New York	(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code: (914) 949-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR  240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 19, 2007, pursuant to a Stock Purchase Agreement, dated as of January 19, 2007, Debt Resolve, Inc. acquired all of the outstanding capital stock of First Performance Corporation, a Nevada corporation (“First Performance”), for $850,000, consisting of $500,000 in cash and 88,563 shares of common stock of Debt Resolve, as well as the assumption of specified liabilities. The shares of common stock received by the seller as part of the purchase price are subject to an 18 month lock-up and are forfeitable in the event of any claim for indemnification. The purchase price was determined as a result of arm’s length negotiations between the parties.

First Performance is an accounts receivable management agency, with experience across a range of industries, including bankcard, retail, oil cards, mortgage and prime and sub-prime automotive. First Performance has established West and East Coast operations in Las Vegas, Nevada and Fort Lauderdale, Florida, as well as offshore capabilities. The company maintains a staff of approximately 100 collectors between the two locations.

First Performance has no material relationship or association with Debt Resolve.

Item 2.01 Completion of Acquisition or Disposition of Assets.

See Item 1.01 above, which is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired.

In accordance with Item 9.01(a), the financial statements of First Performance Corporation shall be provided not later than April 2, 2007.

(b)           Pro Forma Financial Information.

In accordance with Item 9.01(b), the pro forma financial statements of First Performance Corporation shall be provided not later than April 2, 2007.

(d)          Exhibits.

10.1	Stock Purchase Agreement, dated as of January 19, 2007, between Debt Resolve, Inc. and Lisa DiPinto, the sole stockholder of First Performance Corporation.

99.1	Press Release issued by Debt Resolve, Inc. on January 23, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEBT RESOLVE, INC.

Date: January 24, 2007	By:	/s/ James D. Burchetta
James D. Burchetta
Co-Chairman and Chief Executive Officer